Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-277228) on Form S-3 and (Nos. 333-163638, 333-186324, 333-214345, 333-256379, and 333-287592) on Form S-8 of our reports dated February 25, 2026, with respect to the consolidated financial statements of Pebblebrook Hotel Trust and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia
February 25, 2026